Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: October 16, 2009

Quarterly Earnings Results Reported by Citizens Bancorp

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (the “Company”) (OTCBB: CZBT), the parent company of Citizens Bank and Trust Company (the “Bank”), reported net income of $757 thousand, or $0.32 per share for the quarter ended September 30, 2009. Net income for the third quarter of 2008 was $910 thousand, which was $0.38 per share or $0.06 greater than the same quarter for 2009. The return on average assets for the three months ended September 30, 2009 was 0.97% as compared to the same period in 2008 when the return was 1.24%. The Company also reported consolidated total assets of $317.1 million or an increase of $12.0 million or 3.9% from the $305.1 million at December 31, 2008. For the first nine months of 2009 the Bank’s earnings continued to be impacted by the effects of the economic recession, specifically in the need to make additional provisions for loan losses and skyrocketing FDIC insurance premium costs.

The net interest income for the third quarter ended September 30, 2009 was $2.843 million, an increase of $68 thousand or 2.4% as compared to the $2.775 million reported for the three months ended September 30, 2008. The net interest margin ratio for the three months ended September 30, 2009 was 3.96% or 32 basis points less than the 4.28% for the same period ended September 30, 2008. The improved net interest income was due mainly to the increase of $27.5 million in average earning asset balances for the quarter ended September 30, 2009 as compared to the previous year. A decrease in the cost of interest bearing liabilities in the third quarter of 2009 of 54 basis points over the same period in 2008 also aided in the net interest income improvement.

During the third quarter the Bank provided a total of $200 thousand in loan loss provision or $180 thousand more than during the third quarter of 2008. Management continues to work diligently with loan customers who have financial difficulties during this protracted recession. A steady increase in non-performing and classified loans requires that the allowance for loan losses be properly reserved to meet potential loan defaults. For the first nine months of 2009, the Bank provided $425 thousand in loan loss provision, which is $370 thousand greater than the first nine months of 2008. As of September 30, 2009, the allowance for loan losses as a percentage of gross loans was 1.10% at $2.377 million or $210 thousand greater than the allowance for loan losses at December 31, 2008 of $2.167 million, when the allowance to gross loans ratio was 1.02%.

Noninterest income for the quarter ended September 30, 2009 was $629 thousand as compared to $711 thousand for the same period in 2008. The decrease of $82 thousand or 11.5% from 2008 is primarily attributable to service charges on deposit accounts where these fees declined $59 thousand, in the three months ended September 30, 2009 to $309 thousand as compared to $368 thousand for the three months ended September 30, 2008. Management reports that the majority of the decline is a result of previously implemented overdraft fee limits, increasing the customers’ awareness of overdraft fees on their accounts by reporting current month and year-to-date information for overdraft fees on their monthly statements. A greater number of customers are opening “free checking” accounts, than other types of accounts. Citizens Bank and Trust Company is among a small number of banks in the country that have taken a proactive stance by early adoption of daily overdraft fee limits which is only recently being considered by a greater number of banks that have yet to implement such customer-friendly policies.

In the three months ended September 30, 2009 the Bank recorded $87 thousand in FDIC insurance premium costs as compared to $10 thousand for the same three month period in 2008 or a 770% increase over the prior year. The increase in FDIC insurance premiums impacted pre-tax earnings by $218 thousand when one compares the $242 thousand in premium expense for the first nine months of 2009 as compared to $24 thousand for the same period in 2008. The FDIC insurance premium increases included a one-time assessment the Agency placed on all banks as of June 30, 2009, an increase in quarterly premiums going forward in 2009 and the ending of a one-time credit given to banks that were long-time members of the BIF (Bank Insurance Fund) upon the consolidation of the thrift industry fund (SAIF) into what is now known as the Deposit Insurance Fund. The BIF/Thrift Fund credit that began in June 2007 reduced deposit insurance premiums by $64 thousand for 2009 in comparison to $91 thousand for the first nine months of 2008.

Noninterest expense for the third quarter of 2009 was $2.231 million or an increase of $6 thousand from the $2.225 million reported for the same quarter in 2008. Management of noninterest expense continues to be evident in the reported results. Adjusting the just ended quarter’s non-interest expense for the increases in FDIC insurance premiums discussed earlier in this release, non-interest expense would total $2.154 million or a decrease of $71 thousand or 3.19% from the same period in 2008. For the nine months ended September 30, 2009 noninterest expense was $6.702 million, a $98 thousand increase or 1.48% greater than the year earlier period. Adjusted for the impact of the higher FDIC premiums of $218 thousand, the adjusted total for nine months would be $6.484 million as compared to $6.604 million for the nine months ended September 30, 2008, a decrease of $120 thousand or 1.82%.

At September 30, 2009, net loans increased $3.4 million for 1.62% since December 31, 2008. Net loan growth in the first nine months of 2009 was in farmland, residential and commercial real estate loans which increased $11.9 million or 6.73% from December 31, 2008. Real estate loans at September 30, 2009 were 85.2% of the $216.7 million loan portfolio, which is an increase of $3.6 million from the $213.0 million loan portfolio at December 31, 2008. The growth in the investment portfolio from year-end was attributed to the rise in deposit account balances and the investment of funds previously held in interest-bearing deposits at correspondent banks at December 31, 2008. Deposit account balances increased $9.8 million or 3.91% from December 31, 2008 and most of these funds were deposited into money market accounts. With the uncertainty of the current economic environment, the Bank’s FDIC-insured deposit accounts appear to be an attractive alternative to the risks associated with the stock market and other speculative investments.

President and CEO, Joseph D. Borgerding commented, “We are very pleased with the Bank’s strong asset and deposit growth and we are proud of the Bank’s return on assets and return on equity which remains well above the average of peer community banks in Virginia.”

Citizens Bank and Trust Company was founded in 1873 and is the second oldest independent bank in Virginia. The Bank has eleven offices in the Counties of Amelia, Chesterfield, Mecklenburg, Nottoway and Prince Edward, along with one branch in the city of Colonial Heights and one in the Town of South Hill, Virginia. Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia and the Company’s stock trades on the OTC Bulletin Board under the symbol “CZBT”. Additional information on the Company is also available at its web site: www.cbtva.com.

Citizens Bancorp of Virginia, Inc. cautions readers that certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations with respect to these forward-looking statements are based upon reasonable assumptions within the bounds of its business operations, there can be no assurance that the actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other filings with the Securities and Exchange Commission.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Balance Sheet

(Dollars in thousands, except share data)

	September 30,	December 31,
	2009	2008
Assets	(Unaudited)

Cash and due from banks	$7,536	$7,136
Interest-bearing deposits in banks	6,533	13,280
Federal funds sold	6,559	9,512
Securities available for sale, at fair market value	61,058	43,481
Restricted securities	1,189	1,161
Loans, net of allowance for loan losses of $2,377
and $2,167	214,305	210,879
Premises and equipment, net	7,623	7,759
Accrued interest receivable	1,802	1,742
Other assets	9,029	9,236
Other real estate owned	1,417	957

Total assets	$317,051	$305,143

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$33,386	$40,288
Interest-bearing	225,518	208,853
Total deposits	$258,904	$249,141
FHLB advances	11,000	11,000
Other borrowings	5,304	5,183
Accrued interest payable	976	1,155
Accrued expenses and other liabilities	2,590	2,322
Total liabilities	$278,773	$268,801

Stockholders' Equity
Preferred stock, $0.50 par value; authorized 1,000,000 shares;
none outstanding	$-	$-
Common stock, $0.50 par value; authorized 10,000,000 shares;
issued and outstanding, 2,377,030 for 2009 and 2,390,980 for 2008	1,189	1,196
Additional paid-in capital	- -	- -
Retained earnings	38,053	37,198
Accumulated other comprehensive loss	(964)	(2,052)
Total stockholders' equity	$38,277	$36,342

Total liabilities and stockholders' equity	$317,051	$305,143

See accompanying notes to interim financial statements.

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest and Dividend Income
Loans, including fees	3,520	3,667	10,528	10,975
Investment securities:
Taxable	407	371	1,139	1,150
Tax-exempt	143	136	419	394
Dividends	3	12	(3)	31
Federal Funds sold	8	1	16	8
Other	43	22	153	90
Total interest and dividend income	4,124	4,209	12,252	12,648

Interest Expense
Deposits	1,221	1,374	3,757	4,496
Borrowings	60	60	175	170
Total interest expense	1,281	1,434	3,932	4,666

Net interest income	2,843	2,775	8,320	7,982

Provision for loan losses	200	20	425	55

Net interest income after provision
for loan losses	2,643	2,755	7,895	7,927

Noninterest Income
Service charges on deposit accounts	309	368	910	1,065
Net gain on sales of securities	-	-	15	20
Net gain on sales of loans	10	23	58	87
Income from bank owned life insurance	70	80	211	231
ATM fee income	141	131	409	380
Other	99	109	266	265
Total noninterest income	629	711	1,869	2,048

Noninterest Expense
Salaries and employee benefits	1,282	1,266	3,915	3,857
Net occupancy expense	143	155	429	439
Equipment expense	143	158	431	471
FDIC deposit insurance	87	10	242	24
Other	576	636	1,685	1,813
Total noninterest expense	2,231	2,225	6,702	6,604

Income before income taxes	1,041	1,241	3,062	3,371

Income taxes	284	331	830	918

Net income	757	910	2,232	2,453
Earnings per share, basic & diluted	0.32	0.38	0.94	1.01

CITIZENS BANCORP OF VIRGINIA, INC. AND SUBSIDIARY

Consolidated Regulatory Capital Ratios

And Performance Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
	(Unaudited)	(Unaudited)	(Unaudited)

Per Share Data:

Earnings per weighted average share	$0.32	$0.32	$0.30	$0.26

Weighted average shares outstanding	2,377,151	2,382,050	2,388,290	2,394,730

Actual shares outstanding	2,377,030	2,377,330	2,383,380	2,390,980

Book value per share at period end	$16.10	$15.63	$15.46	$15.20

Dividend per share	$0.17	$0.17	$0.17	$0.17

Performance Ratios:

Return on average assets	0.97%	0.95%	0.95%	0.85%

Net interest margin	3.96%	4.07%	3.96%	4.04%

Efficiency ratio[1]	65.78%	66.57%	68.72%	68.71%

Capital and Other Ratios:
(Ratios are period end, unless stated otherwise)
Tier 1 leverage ratio	12.38%	12.53%	12.69%	12.96%

Total risk-based capital ratio	20.72%	20.32%	20.80%	20.49%

Allowance for loan losses to total loans	1.10%	1.06%	1.01%	1.02%

Non-accruing loans to total loans	2.00%	1.77%	0.81%	0.52%

Net charge-offs (net recoveries) to average loans (annualized)	0.22%	0.13%	0.04%	0.04%

1 Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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